PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION RE-FINANCES $100 MILLION

SECURED TERM LOAN FACILITY WITH A $150 MILLION UNSECURED

REVOLVING CREDIT FACILITY

MCLEAN, VA, February 27, 2006 – Highland Hospitality Corporation (NYSE:HIH), a lodging real estate investment trust, or REIT, announced today that it has closed on a three-year, $150 million unsecured revolving credit facility. The facility will replace the Company’s existing $100 million secured term loan facility, which was fully drawn at the time of closing. The interest rate for the new facility will be based on grid pricing with a range of spreads between 150 and 225 basis points over LIBOR. Subject to certain conditions, the facility allows for a one-year extension, as well as an increase in the commitment to $200 million.

The new facility is led by Wells Fargo Bank, N.A. as Administrative Agent and Sole Lead Arranger with PNC Bank, N.A. as Documentation Agent. Additional lenders included Allied Irish Bank, The Bank of New York and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services, Inc.

Douglas W. Vicari, Highland’s EVP and Chief Financial Officer, stated, “The refinancing of our existing term loan facility provides us with more financial flexibility, added investment capacity and improved pricing. This new facility will allow us to satisfy our strategic objectives in the near future, while giving us flexibility for growth going forward.”

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investments primarily in the United States. The Company owns 23 hotel properties with an aggregate of 6,708 rooms in 11 states, Washington, DC

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

and Mexico. Additional information can be found on the Company’s website at www.highlandhospitality.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Highland Hospitality Corporation’s control. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.